UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement
Under Section 14(d)(4) of the Securities Exchange Act of 1934

LISATA THERAPEUTICS, INC.
(Name of Subject Company)

LISATA THERAPEUTICS, INC.
(Name of Person Filing Statement)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

128058302
(CUSIP Number of Class of Securities)

David J. Mazzo, Ph.D.
Chief Executive Officer
Lisata Therapeutics, Inc
P.O. Box 173
Liberty Corner, NJ 07938
(908) 841-0100
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications
on Behalf of the Person Filing Statement)

With copies to:
Jeffrey P. Schultz, Esq.
Mintz Levin Cohn Ferris Glovsky &
Popeo, P.C.
919 Third Avenue
New York, NY 10022
(212) 935-3000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Item 8.01 of the Current Report on Form 8-K filed by Lisata Therapeutics, Inc. on June 1, 2026 (including all exhibits attached thereto and incorporated therein by reference) is incorporated herein by reference.